As filed with the Securities and Exchange Commission on July 9, 2024

Registration No. 333-265943

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-265943)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KORU Medical Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3044880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Corporate Drive Mahwah, NJ	07430
(Address of Principal Executive Offices)	(Zip Code)

KORU Medical Systems, Inc. Non-Employee Director Compensation Plan Individual Employment Agreement (Bonus)
(Full Title of the Plans)

Copies of all correspondence to:

Heather R. Badami, Esq. Royer Cooper Cohen Braunfeld LLC Two Logan Square 100 N. 18th Street, Suite 710 Philadelphia, PA 19103
(Name and address of agent for service)

(215) 839-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

KORU Medical Systems, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) to deregister the unissued and unsold shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that were originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2022 (Registration Statement No. 333-265943 and referred to herein as the “Prior Registration Statement”) for offer or sale pursuant to the Non-Employee Director Compensation Plan (the “Director Plan”). The Prior Registration Statement registered 375,000 shares of Common Stock for issuance under the Director Plan.

The Company has since adopted a new equity incentive plan, the KORU Medical Systems, Inc. 2024 Omnibus Equity Compensation Plan (the “2024 Plan”), which replaced the Director Plan as of May 9, 2024, the date the Company’s stockholders approved the 2024 Plan. No future awards will be made under the Director Plan. This Post-Effective Amendment is being filed solely to deregister shares registered under the Prior Registration Statement that will not be used for awards under the Director Plan. Such shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2024 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mahwah, State of New Jersey, on July 9, 2024.

KORU Medical Systems, Inc.

By:	/s/ Linda Tharby
	Name:	Linda Tharby
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Linda Tharby	Chief Executive Officer and Director
Linda Tharby	(Principal Executive Officer)	July 9, 2024

/s/ Thomas Adams	Chief Financial Officer
Thomas Adams	(Principal Financial Officer and Principal Accounting Officer)	July 9, 2024

/s/ R. John Fletcher
R. John Fletcher	Chairman of the Board	July 9, 2024

/s/ Robert A. Cascella
Robert A. Cascella	Director	July 9, 2024

/s/ Donna French
Donna French	Director	July 9, 2024

/s/ Joseph M. Manko, Jr.
Joseph M. Manko, Jr.	Director	July 9, 2024

/s/ Shahriar (Shar) Matin
Shahriar (Shar) Matin	Director	July 9, 2024

/s/ Edward Wholihan
Edward Wholihan	Director	July 9, 2024